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                                                                      EXHIBIT 5



                                January 20, 1998



Hayes Corporation
5854 Peachtree Corners East
Norcross, Georgia  30093

                  Re: Hayes Microcomputer Products, Inc. Stock Option Plan, as amended

Ladies and Gentlemen:

                  We have served as counsel for Hayes Corporation (the "Company") in connection with its registration under the Securities Act of 1933, as amended, of 5,426,256 shares of its common stock, $.01 par value (the "Shares"), which are proposed to be offered and sold pursuant to the Hayes Microcomputer Products, Inc. Stock Option Plan, as amended (the "Plan"), and pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") with respect to the Shares.

                  In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary. We express no opinion as to matters under or involving the laws of any jurisdiction other than the corporate law of the State of Delaware.

                  Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                    WOMBLE CARLYLE SANDRIDGE & RICE
                                    A Professional Limited Liability Company

                                    /s/ Womble Carlyle Sandridge & Rice
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